January 21, 1999


To Our Stockholders:

We have mailed to you a copy of our proxy statement for our 1999 Annual Meeting to be held on February 4, 1999. The proxy statement contains a stockholder proposal by the State of Wisconsin Investment Board ("SWIB") to add a bylaw restricting repricing of stock options without stockholder approval. As described on pages 13 and 14 of the proxy statement, the Corporation has opposed this proposal as being unduly restrictive and which would hamper the Corporation's ability to retain and motivate employees.

The Corporation believes that its repricing has been prudent and limited and has been done to retain and motivate employees, while limiting the dilution to stockholders. The attached chart demonstrates how carefully the Corporation approached the repricing of options. The major repricing occurred in 1997 and although the market price of the stock was $6.75 at that time, the Corporation allowed only option shares priced above $10.06 to be considered for repricing. In addition, further restrictions were added by not allowing any repricing for the CEO and COO, and the other officers and senior management were allowed only to reprice a limited number of options down to $8.00 a share which was still above the market price of $6.75. All the options (1,175,150 shares) that were offered to the employees for repricing had their vesting schedule extended plus additional employment restrictions were included. Consequently 27% of the reduced option shares offered by the Corporation were rejected by officers and other senior management and key employees.

The Corporation operates in a highly competitive climate in which competitors are constantly attempting to lure its talented employees away with promises of substantial stock options. Prudently repricing outstanding options which are "underwater" is believed by the Corporation to be the most effective means of meeting this competition, and it shouldn't be restricted in the manner provided in SWIB's proposal. Since the repricing, the Corporation has still experienced turnover in excess of its historical average. If the Corporation has to wait for a stockholder vote to offer its key employees lower priced options, the results of losing even more key employees would be much more severe to the stockholders than the effect of additional dilution.

The Corporation's officers, directors and families as a group who are primarily long-term stockholders collectively own considerably more shares than SWIB. Their holdings are affected like those of all of the other stockholders. Repricing is not done cavalierly, but only after careful consideration and when such action is in the best interests of the Corporation. Furthermore, if you examine footnote 11 in the Notes to Consolidated Financial Statements in our 1998 Annual Report, only one-third of the options outstanding at September 30, 1998 were exercisable and had a weighted average exercise price of $6.68. Indeed such weighted average option price of exercisable options at September 30, 1998 was higher than the previous two years.

Stockholders may receive a letter from SWIB dated January 20, 1999 urging them to vote for SWIB's proposal. The Corporation believes information contained in SWIB's letter is presented out of context and thus unfairly characterizes the Corporation's position and actions with respect to repricing.

First, all disclosure on repricing has been made by the Corporation in accordance with applicable law.

Second, SWIB was allowed to include its proposal in the proxy statement only after the Securities and Exchange Commission changed its policy on December 9, 1998 that option repricing proposals may thereafter be so included in proxy statements. The Corporation still believes the bylaw proposal of SWIB violates Delaware law as discussed in the proxy statement. Thus, adoption of this proposal could lead to litigation in the Delaware courts challenging the validity of the proposed bylaw.

Third, SWIB's letter unfairly characterizes the Corporation's repricing as being "in-your-face" and falsely exaggerates the number of shares which were repriced. Thus, according to SWIB, 863,400 shares have become "about 900,000" and 93,900 shares have become "about 100,000." Their stated "potential dilution from all outstanding options over 22%" includes 2.3% of shares reserved for the Employee Stock Purchase Plan. The exercise of options requires payment by employees. If all these options were exercised, it would add an additional $23 million, or an increase of 50% to the Corporation's stockholders' equity.

Fourth, SWIB's letter was written to make it appear that the Corporation continuously repriced the same options to lower levels. SWIB emphatically states six repricings were done in 1997 and 1998, three in each year.

         In 1997 the first repricing was for non-officer key employees and involved 667,900 shares at $6.75 per share, the second was at a higher price of $8.00 per share for only certain officers and other senior management involving 193,100 shares, and the third only involved 2,400 shares for one key employee at $6.75 per share (see attached chart).

         The aggregate of the three repricings in 1998 was only 93,900 shares and involved key employees and not officers. There was no further repricing of the 863,400 shares issued at $6.75 and $8.00 in 1997 except for 36,250 shares, and the balance of these options are still outstanding and "underwater." Indeed, the so called "three repricings" in 1998 involved less than 11% of the number of shares repriced in 1997 and less than 0.5% of the total outstanding shares.

Accordingly, the Board of Directors urges Stockholders to vote "Against" the Stockholder Proposal.

Sincerely,

/S/ CHARLES P. JOHNSON

Charles P. Johnson
Chairman of the Board

                                                   General DataComm Industries, Inc.

                                                     1997 Stock Option Repricing
                                                         Market Price = $6.75


                                                                         Officers and Other
                                                         CEO/COO         Senior Management     Key Employees*      Totals
-----------------------------------------------------------------------------------------------------------------------------
Total number of outstanding option shares
priced greater than $6.75 prior to repricing              228,950               314,400          1,447,650        1,991,000
% of Total                                                  11.5%                 15.8%              72.7%           100.0%
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Option shares NOT OFFERED for repricing due
to price or management position                           228,950               103,700            483,200          815,850
% of Total                                                                                                            41.0%

Price range of option shares not offered for
repricing                                             $12.31 to $15.50      $9.13 to $12.31    $7.19 to $10.00
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Net option shares offered for repricing                     0 (0%)          210,700 (17.9%)     964,450 (82.1%)   1,175,150
-----------------------------------------------------------------------------------------------------------------------------
Offer rejected by optionee due to loss of
vesting and/or addt'l employment restrictions                 N/A                17,600            294,150          311,750
% of Total                                                                                                            15.6%
-----------------------------------------------------------------------------------------------------------------------------
Number of "underwater" option shares repriced                   0               193,100            670,300          863,400
% of Total                                                                                                            43.4%
Price range of repriced options prior to
repricing                                                     N/A         $10.50 to $15.875    $10.07 to $16.19

New option price of repriced options                          N/A         $8.00 (above market)   $6.75 (market)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Outstanding option shares at or below $6.75                                                                         891,264
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Total outstanding option shares at time of repricing                                                              2,882,264
-----------------------------------------------------------------------------------------------------------------------------

*Key Employees include middle management, engineering, sales, marketing, etc.